Exhibit 99.1

FOR IMMEDIATE RELEASE

Ruby Tuesday, Inc. Announces Date for 2017 Annual Meeting of Shareholders

MARYVILLE, TN – June 30, 2017 – (Globe Newswire) – Ruby Tuesday, Inc. (NYSE: RT) today announced that, in light of the ongoing strategic review process, the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) has been scheduled to be held on December 6, 2017.

If a shareholder of the Company intends to nominate a person for election to the Board or to propose other business for consideration at the Annual Meeting, notice must be delivered to the Company by September 7, 2017.

Additional information about the Annual Meeting, including the location and time of the Annual Meeting, will be contained in the Company’s Proxy Statement for the Annual Meeting, which will be made available to shareholders of record prior to the Annual Meeting.

The Company invites all of its shareholders to attend the Annual Meeting.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday brand restaurants. As of February 28, 2017, there were 607 Ruby Tuesday restaurants in 41 states, 14 foreign countries, and Guam. Of those restaurants, we owned and operated 544 Ruby Tuesday restaurants and franchised 63 Ruby Tuesday restaurants, comprised of 17 domestic and 46 international restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Investor Relations

Melissa Calandruccio, CFA, ICR

(646) 277-1273

RubyTuesdayIR@icrinc.com

Media Relations

Christine Beggan, ICR

(203) 682-8200

RubyTuesday@icrinc.com